                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        RUSS BERRIE AND COMPANY, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        RUSS BERRIE AND COMPANY, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                                                                  March 15, 1994

Dear Shareholder:

     It is my pleasure, on behalf of your Board of Directors, to extend to you a cordial invitation to attend our Annual Meeting of Shareholders which will be held at the Sheraton International Crossroads, One International Boulevard, Route 17 North, Mahwah, New Jersey, at 2:00 P.M. on Monday, April 25, 1994.

     At the meeting, shareholders will be asked to elect 10 directors and to transact such other business as may properly come before the meeting.

     I look forward to greeting you at the meeting. Whether or not you expect to attend, I urge you to sign and return your proxy card immediately.

                                          Sincerely,

                                          Russell Berrie

                                          RUSSELL BERRIE
                                          Chairman of the Board

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD MONDAY, APRIL 25, 1994

     The Annual Meeting of Shareholders of Russ Berrie and Company, Inc. will be held at the Sheraton International Crossroads, One International Boulevard, Route 17 North, Mahwah, New Jersey, on Monday, April 25, 1994, at 2:00 P.M., for the following purposes:

     1. To elect 10 directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified; and

     2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 9, 1994, are entitled to notice of and to vote at such meeting.

                                          BY ORDER OF THE
                                          BOARD OF DIRECTORS,

                                          Arnold S. Bloom

                                          ARNOLD S. BLOOM
                                          Secretary

Oakland, New Jersey
March 15, 1994

Please complete, date, sign and promptly return your proxy card in the enclosed envelope.

                         RUSS BERRIE AND COMPANY, INC.
                                111 BAUER DRIVE
                           OAKLAND, NEW JERSEY 07436

                                PROXY STATEMENT
                              DATED MARCH 15, 1994

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Russ Berrie and Company, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Monday, April 25, 1994, at 2:00 P.M., at the Sheraton International Crossroads, One International Boulevard, Route 17 North, Mahwah, New Jersey, and at any adjournments thereof.

     Shareholders of record at the close of business on March 9, 1994, will be entitled to one vote for each share they then held on all matters to come before the meeting. There were outstanding on that date 21,432,911 shares of common stock of the Company, stated value $.10 per share ("Common Stock"). The Company has no other class of stock outstanding. The holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum.

     An executed proxy may be revoked at any time by written notification to the Secretary of the Company if such notice is actually received by the Secretary before such proxy is exercised, or by attending and voting at the meeting in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned to the Company and not revoked will be voted in the manner specified. If no specification is indicated, the proxy will be voted as indicated below. The cost of solicitation will be borne by the Company.

     The Annual Report of the Company for the fiscal year ended December 31, 1993, accompanies this Proxy Statement, but is not part of the proxy soliciting materials.

     This Proxy Statement and the form of proxy will be mailed to shareholders on or about March 25, 1994.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting. It is intended that proxies in the accompanying form which do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of the persons named below. Should any nominee become unable or unwilling to serve as a director, the proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees who would be nominated by the Board of Directors in place of those who are not candidates. At this time, the Board of Directors knows of no reason why any nominee might not be a candidate at the meeting. The information concerning the nominees has been furnished by them to the Company.

                                        DIRECTOR                PRINCIPAL OCCUPATION;
              NAME                AGE    SINCE                   OTHER DIRECTORSHIPS
- --------------------------------  ---   --------   -----------------------------------------------
Raphael Benaroya................  43      1993     Chairman of the Board, President and Chief
                                                   Executive Officer, since 1988, of United Retail
                                                   Group, Inc., which operates a chain of retail
                                                   specialty stores.
Russell Berrie..................  61      1966     Chairman of the Board and Chief Executive
                                                   Officer of the Company since its incorporation
                                                   in 1966. Mr. Berrie is the founder of the
                                                   Company. Until October 1, 1988, Mr. Berrie was
                                                   also President and Chief Operating Officer of
                                                   the Company. Mr. Berrie is also a director of
                                                   United Retail Group, Inc.

                                        DIRECTOR                PRINCIPAL OCCUPATION;
              NAME                AGE    SINCE                   OTHER DIRECTORSHIPS
- --------------------------------  ---   --------   -----------------------------------------------
Arthur D. Charpentier...........  47      1987     President of Merritt Research Corporation,
                                                   Investment Advisor, from January 1987 to the
                                                   present. Mr. Charpentier was also general
                                                   partner of Prescott Associates, an investment
                                                   partnership, from November 1988 to April 1991.
                                                   Mr. Charpentier is also a director of
                                                   Heilig-Meyers Company.
A. Curts Cooke..................  57      1982     President and Chief Operating Officer of the
                                                   Company since March 17, 1990; Executive Vice
                                                   President, Chief Financial Officer and
                                                   Secretary of the Company from 1984 to March 17,
                                                   1990.
Jimmy Hsu.......................  44      1988     Senior Vice President -- Product Development
                                                   and Far East Operations of the Company since
                                                   August 8, 1991. Mr. Hsu's title changed in
                                                   August 1991 from Senior Vice President -- Far
                                                   East Operations of the Company, which he held
                                                   from January 1987, to better reflect the job
                                                   responsibilities held by Mr. Hsu for the prior
                                                   four years.
Charles Klatskin................  59      1983     Chairman of the Board and President of Charles
                                                   Klatskin Company Inc., a commercial real estate
                                                   brokerage and development firm, since its
                                                   incorporation in 1966.
Joseph Kling....................  64      1988     President of Pamsco, Inc., a consulting
                                                   company, since April 1991. Prior thereto, he
                                                   was President of Sharon Industries, Inc., a
                                                   manufacturer and distributor of toy products,
                                                   from January 1, 1989 until April 1991. Director
                                                   since 1994 of Lancit Media Productions, Ltd.
                                                   which produces children's television
                                                   programming.
William A. Landman..............  41        --     Co-Director of Acquisitions of CMS Companies,
                                                   an investment firm, since 1987. Mr. Landman is
                                                   also a director of Comtrex Systems Corporation,
                                                   which manufactures cash registers.
Sidney Slauson..................  84      1978     Of Counsel to Rosner and Feltman, a law firm
                                                   which provides legal services to the Company.
                                                   Mr. Slauson acted as corporate counsel to the
                                                   Company from 1966 through 1990.
Bernard H. Tenenbaum............  39      1989     Vice President -- Corporate Development of the
                                                   Company since January 14, 1993. Mr. Tenenbaum
                                                   also serves as President and Chief Executive
                                                   Officer of a division of the Company which
                                                   focuses on the development of sales to mass
                                                   merchandisers. From September 1988 until
                                                   joining the Company as an officer, Mr.
                                                   Tenenbaum was a founding Director of the George
                                                   Rothman Institute of Entrepreneurial Studies,
                                                   Fairleigh Dickinson University, and was
                                                   previously Associate Director of the Snider
                                                   Entrepreneurial Center of The Wharton School.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held four meetings during 1993. The Audit Committee of the Board of Directors, which held two meetings during 1993, consisted of Messrs. Charpentier and Klatskin. The Audit Committee is responsible for ensuring maintenance of an adequate system of internal financial controls, causing the books of account and annual financial statements of the Company to be audited by certified public accountants, discussing with the certified public accountants the results of their audit, and recommending to the Board of Directors the appointment of certified public accountants. The Compensation Committee, which held one meeting during 1993, consisted of Messrs. Kling, Slauson and Benaroya. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements for senior management of the Company and various Company compensation plans. The report of the Compensation Committee is set forth in this Proxy Statement. There is no standing nominating committee. All of the directors attended, in 1993, at least 75% of the aggregate number of meetings of the Board of Directors and the Audit Committee and Compensation Committee (if they were members of those Committees).

     Directors who are full-time employees of the Company receive no additional compensation for services as a director. Each director who is not an employee of the Company receives $8,000 per year plus $1,000 for each Board meeting and $1,000 for each Audit or Compensation Committee meeting attended. In addition, until December 31, 1988, the Russ Berrie and Company, Inc. Stock Option Plan for Outside Directors (the "1984 Directors Plan") provided for the granting of nonqualified stock options (and was amended to include stock appreciation rights ("SARs")) to members of the Board of Directors who were not officers or other employees of the Company and who did not own Common Stock as of the effective date of the plan. (See "1984 Directors Plan" below.) Commencing January 1, 1989, directors who were not officers or other employees of the Company became eligible to receive nonqualified stock options and related stock appreciation rights, if granted, under the Company's 1989 Stock Option Plan for Outside Directors. (See "1989 Directors Plan" below.) Commencing January 1, 1994, directors who were not officers or other employees of the Company became eligible to receive nonqualified stock options under the Company's 1994 Stock Option Plan for Outside Directors. (See "1994 Directors Plan" below.)

1984 DIRECTORS PLAN

     The 1984 Directors Plan is administered by a committee comprised of three members of the Board of Directors who are not participants in the plan: Russell Berrie, A. Curts Cooke and Jimmy Hsu. An amendment to the 1984 Directors Plan in 1988 gave the committee the discretion to grant SARs relating to options granted under the plan. (See last paragraph of "1989 Directors Plan" below for an explanation of SARs.) Options granted under the 1984 Directors Plan vested and became exercisable one year after the date of grant and remain exercisable for ten years from the date of grant. If a grantee ceases to serve on the Board of Directors, he ceases to be eligible for the grant of options and, except in the event of death or disability, non-vested options expire immediately and vested options are only exercisable for thirty days thereafter or the remaining option term, if shorter. Options are non-transferable except that in the event of a grantee's death or disability options vest immediately and are exercisable for twelve months thereafter or the remaining option term, if shorter. The grant of the SARs was subject to the same terms and conditions as the related options and are exercisable only to the same extent as the related options. Exercise prices of options and SARs granted pursuant to the 1984 Directors Plan were based upon the closing market price of the Common Stock on the New York Stock Exchange on the first trading day of each year.

     A total of 75,000 shares of Common Stock had been reserved for the grant of options under the 1984 Directors Plan. Each eligible director received options to purchase 3,000 shares of Common Stock in each year from 1984 through 1988. In addition, each eligible director was granted SARs relating to the options granted under the 1984 Directors Plan in January 1988.

     No options granted under the 1984 Directors Plan were exercised in 1993. This plan terminated on December 31, 1988, although options and SARs previously granted may be exercised beyond that date.

1989 DIRECTORS PLAN

     The 1989 Stock Option Plan for Outside Directors (the "1989 Directors Plan") provides for the grant of stock options and related SARs to members of the Board of Directors who are not officers or other employees of the Company. The plan is administered by a committee comprised of three members of the Board of Directors who are not participants in the plan: Russell Berrie, A. Curts Cooke and Jimmy Hsu.

     A total of 150,000 shares of Common Stock have been reserved for the grant of options and related SARs, if any, under the plan. Grantees have been granted options to purchase 3,000 shares of Common Stock on each January 1, from 1989 through 1993 at an exercise price equal to the closing market price of the Common Stock on the New York Stock Exchange on the first trading day of each such year. Options were granted to all eligible directors (Messrs. Charpentier, Klatskin, Kling, Slauson and Tenenbaum) in 1992 and 1993 at an exercise price of $12.50 and $17.67 per share, respectively, the closing market prices of the Common Stock on the first trading day of each of such years. No options granted under the 1989 Directors Plan were exercised in 1993.

     Options granted under the plan vest and are exercisable one year after the date of grant and remain exercisable for ten years from the date of grant. Options are not transferable other than by will or under the laws of descent and distribution, and are exercisable only by the grantee or by the grantee's legal representatives after death or disability. If the grantee ceases to be a member of the Board of Directors for reasons other than death or disability, nonvested options expire immediately and vested options are only exercisable for 30 days thereafter, or the remaining option term, if shorter. In the event of the grantee's death or disability, nonvested options shall vest and all outstanding options may be exercised within 12 months after the death or disability or the remaining option term, if shorter.

     Until December 31, 1991, the committee administering the 1989 Directors Plan had the discretion to grant SARs subject to related options, which are exercisable only to the same extent and subject to the same terms and conditions as the related options. In general, a grantee who exercises an SAR will be entitled to an amount equal to the excess of the closing market price of the Common Stock on the New York Stock Exchange on the date of exercise over the exercise price of the related option, multiplied by the number of shares as to which the SAR is exercised. Exercise of all or any part of an SAR will reduce on a share-for-share basis the number of shares subject to a grantee's related option. Payment due upon exercise of an SAR shall be made (i) in cash, (ii) in Common Stock, or (iii) partly in cash and partly in Common Stock, all as determined by the committee in its discretion.

     This plan terminated on December 31, 1993, although options and SARs previously granted may be exercised beyond that date.

1994 DIRECTORS PLAN

     The 1994 Stock Option Plan for Outside Directors (the "1994 Directors Plan") provides for the grant of stock options to members of the Board of Directors who are not officers or other employees of the Company. The plan is administered by a committee comprised of three members of the Board of Directors who are not participants in the plan: Russell Berrie, A. Curts Cooke and Jimmy Hsu.

     A total of 150,000 shares of Common Stock have been reserved for the grant of options under the plan. Grantees may be granted options to purchase 3,000 shares of Common Stock on each January 1, from 1994 through 1998 at an exercise price equal to the closing market price of the Common Stock on the New York

Stock Exchange on the first trading day of each such year. Options were granted to all eligible directors (Messrs. Benaroya, Charpentier, Klatskin, Kling and Slauson ) in 1994 at an exercise price of $14.875 per share, the closing market price of the Common Stock on the first trading day of such year.

     Options granted under the plan vest and are exercisable one year after the date of grant and remain exercisable for ten years from the date of grant. Options are not transferable other than by will or under the laws of descent and distribution, and are exercisable only by the grantee or by the grantee's legal representatives after death or disability. If the grantee ceases to be a member of the Board of Directors for reasons other than death or disability, nonvested options expire immediately and vested options are only exercisable for 30 days thereafter, or the remaining option term, if shorter. In the event of the grantee's death or disability, nonvested options shall vest and all outstanding options may be exercised within 12 months after the death or disability or the remaining option term, if shorter.

                         COMPENSATION COMMITTEE REPORT

CHIEF EXECUTIVE OFFICER

     Mr. Russell Berrie, Chairman and Chief Executive Officer of the Company, is party to an employment arrangement with the Company that provides for compensation consisting of a base salary at an annual rate of $400,000 and a bonus equal to 1% of the Company's net income after taxes. Mr. Berrie does not participate in any of the Company's stock option or restricted stock plans. The bonus arrangement has been in effect since July 1, 1983.

     The Committee and Mr. Berrie discuss his base compensation annually. For 1993, the Committee and Mr. Berrie concluded that his base compensation, which had been reduced to $350,000 in the three preceding years, should be restored to the $400,000 rate contemplated by his employment arrangement in recognition of the Company's results of operations for 1992.

     The Committee has not conducted a formal study of chief executive officer compensation at companies comparable to the Company; however, the Committee believes that Mr. Berrie's base compensation is reasonable when compared with the base compensation of chief executives at companies engaged in the toy business with which members of the Committee are familiar. The Committee also believes that basing a substantial portion of Mr. Berrie's compensation on a fixed percentage of the Company's net income after taxes provides an appropriate linkage between his compensation and the Company's performance. The Committee also notes that, although Mr. Berrie does not participate in any of the Company's stock option or restricted stock plans, he is the beneficial owner of more than 50% of the Company's outstanding common stock.

OTHER EXECUTIVE OFFICERS

     The Committee determines the compensation of executive officers, other than the chief executive officer, in consultation with Mr. Berrie. Generally, the compensation received by these individuals consists of three principal components: base salary, cash bonuses, stock options and, in some cases, restricted stock awards under the Company's 1994 Stock Option and Restricted Stock Plan (including predecessor plans, the "Restricted Stock Plans"). The Committee has followed a policy of setting base compensation at levels considered to be reasonable when compared with the base compensation of executives at companies engaged in the toy business with which members of the Committee are familiar (although no formal study has been conducted), with annual increases that are not necessarily based on the Company's performance. Base salaries and annual increases are based on the subjective judgment of the Committee after discussion with Mr. Berrie.

     The Committee views stock options and restricted stock awards as serving two functions; compensation to executive officers and providing executive officers with an equity stake in the Company that aligns their interests with shareholders. In 1993 and several prior years, three of the executive officers named in the Summary Compensation Table received annual grants of stock options and restricted stock awards under the Restricted Stock Plans covering shares having a fair market value (measured at the date of grant) equal to 80% of base compensation. One-third of those shares were subject to stock options, exercisable at a price equal to fair market value at the date of grant, and two-thirds of the shares were the subject of restricted stock awards. Other executive officers received annual grants of stock options under the Restricted Stock Plans covering shares having a fair market value (measured at the date of grant) equal to 40% of base compensation. Although the amount of these awards did not vary on the basis of the Company's performance or the recipients' other holdings of the Company's stock, their ultimate value to the recipient depends upon the market price of the Company's common stock.

     Awards of cash bonuses to executive officers are based upon a bonus pool in which approximately 65 of the Company's management personnel participate. The amount of the bonus pool is based upon a formula relating to the Company's pre-tax profit from its core domestic business. Participants are eligible to receive a maximum award ranging from 50% (in the case of most executive officers) to 4% of the recipient's base salary. Participants will receive the maximum bonus for which they are eligible if the amount of the bonus pool is sufficient to pay the maximum bonus to all participants; otherwise, the bonus payable will be calculated so that each participant receives the same percentage of the maximum bonus for which he or she was eligible and the total bonuses paid equal the amount of the bonus pool.

     Mr. Berrie does not participate in the Restricted Stock Plans or the bonus pool described above.

LIMITATIONS ON DEDUCTIBILITY

     The Committee has not reviewed the Company's compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). The Committee intends to review the application of those amendments to the Company and to consider whether any changes in the Company's compensation policies are appropriate.

              Russ Berrie and Company, Inc. Compensation Committee Raphael Benaroya, Joseph Kling and Sidney Slauson, 1993 Members

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Russell Berrie, the Chairman of the Board and Chief Executive Officer of the Company, serves as a member of the Board of Directors of United Retail Group, Inc. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., serves on the Compensation Committee of the Board of Directors of the Company.

     Mr. Slauson, a Director of the Company and a member of the Compensation Committee, is of counsel to Rosner and Feltman, a law firm which provides legal services to the Company. Such law firm receives (and had received during 1993) a retainer of $10,000 per month for its services.

     Mr. Kling, a Director of the Company and a member of the Compensation Committee, received a broker's fee of $100,000 for services rendered in connection with the Company's acquisition of substantially all of the assets of Cap Toys, Inc. in October, 1993, $50,000 of which was paid by the Company.

                         RUSS BERRIE AND COMPANY, INC.
             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
               RUSS BERRIE AND COMPANY, INC., THE S & P 500 INDEX
                            AND PEER GROUP COMPANIES

      MEASUREMENT PERIOD         RUSS BERRIE &    S&P 500 IN-
    (FISCAL YEAR COVERED)          CO. INC.           DEX         PEER GROUP
1988                                    100             100             100
1989                                     79.21          131.69          133.10
1990                                     84.17          127.60          114.18
1991                                    113.85          166.47          187.53
1992                                    164.75          179.15          216.03
1993                                    143.44          197.21          259.82

     Assumes $100 invested December 31, 1988 and reinvestment of all dividends.

     Peer Group Companies are as follows: American Greetings (Class A), Cross (A.T.) & Co. (Class A), Galoob (Lewis) Toys Inc., Gibson Greetings Inc., Hasbro Inc., Kiddie Products Inc., Ohio Art Co. and Tandycrafts Inc. Peer Group Companies were selected on the basis of similarity of their products or distribution channels to those of the Company. Goody Products Inc. has been removed from the Peer Group as a result of its acquisition by Newell Company on December 13, 1993.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1994, the shares of Common Stock beneficially owned by each director of the Company, by certain executive officers of the Company (and one former officer, see Note 5 below) and by all directors and officers of the Company as a group.

                                                                         TOTAL SHARES    APPROXIMATE
                                                            SHARES OF     OF COMMON     PERCENTAGE OF
                                                              COMMON        STOCK        OUTSTANDING
                     NAME OF DIRECTOR                         STOCK      BENEFICIALLY      COMMON
                   OR IDENTITY OF GROUP                      OWNED(1)    OWNED(1)(2)     STOCK(1)(2)
- ----------------------------------------------------------  ----------   ------------   -------------
Raphael Benaroya..........................................         720            720           *
Russell Berrie(3).........................................  11,728,508     11,728,508        54.7
Arthur D. Charpentier.....................................         750         12,750           *
A. Curts Cooke(4).........................................      40,841         52,131           *
Jimmy Hsu(4)..............................................      37,398         47,883           *
Charles Klatskin..........................................       7,500         37,500           *
Joseph Kling..............................................         -0-          9,000           *
James A. Madonna, Jr.(5)..................................          50             50           *
Sidney Slauson............................................      11,250         20,250           *
Bernard H. Tenenbaum......................................         -0-         12,000           *
Barker T. Torrey, Jr......................................         100          4,221           *
Charles Klatskin and Sidney Slauson, as co-trustees under
  various trusts for the Benefit of Leslie Berrie and
  Scott Berrie(6).........................................     241,699        241,699         1.1
All directors and officers as a group (14
  persons)(3)(4)(7)(8)....................................  12,068,916     12,212,604        57.3

- ---------------
*Less than 1%

(1) Each individual has the sole power to vote and dispose of the shares of Common Stock, except as provided in notes 3, 4 and 6 below; and, in the case of restricted shares granted under Russ Berrie and Company, Inc. Stock Option and Restricted Stock Plans, subject to the provisions of such plans.

(2) Includes the number of shares subject to stock options granted by the Company which are exercisable within 60 days.

(3) Includes (a) 9,203,542 shares held of record by The Russell Berrie 1991 Trust, of which Mr. Russell Berrie is the grantor and a trustee possessing sole voting and dispositive power (other than to Mr. Berrie) as to the shares held by the Trust, (b) 1,500,000 shares held of record by The Russell Berrie 1992 Charitable Trust, of which Mr. Berrie is the grantor and a trustee who shares voting and dispositive power as to the shares held by such trust, and (c) 150 shares held of record by Mr. Berrie as custodian for one of his daughters. Does not include shares of Common Stock held beneficially and of record by The Russell Berrie Foundation (148,200 shares). Mr. Russell Berrie is a trustee of the Foundation.

(4) Includes shares awarded under the Company's Stock Option and Restricted Stock Plans which are not vested as of March 1, 1994, as follows: 19,839 shares for Mr. Cooke; 15,334 shares for Mr. Hsu; and 35,173 shares for all directors and officers as a group.

(5) Mr. Madonna resigned from his position as Senior Vice President -- Marketing and Sales of the Company on February 25, 1994.

(6) Charles Klatskin and Sidney Slauson, as co-trustees, share power to vote and dispose of these shares, but disclaim beneficial ownership of these shares.

(7) Includes shares held by trusts included in the table.

(8) Excludes shares owned by James A. Madonna, Jr. Mr. Madonna resigned from the Board of Directors of the Company in December, 1993. See Note (5) above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 1, 1994, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock: (i) the name and address of such owner, (ii) the number of shares beneficially owned, and (iii) the percentage of the total number of shares so owned.

                         NAME AND ADDRESS OF                            NUMBER OF SHARES    PERCENT
                          BENEFICIAL OWNER                             BENEFICIALLY OWNED   OF CLASS
- ---------------------------------------------------------------------  ------------------   --------
Russell Berrie (1)...................................................      11,728,508         54.7
111 Bauer Drive
Oakland, New Jersey  07436

- ---------------
(1) Includes (a) 9,203,542 shares held of record by The Russell Berrie 1991 Trust, of which Mr. Russell Berrie is the grantor and a trustee possessing sole voting and dispositive power (other than to Mr. Berrie) as to the shares held by the Trust, (b) 1,500,000 shares held of record by The Russell Berrie 1992 Charitable Trust, of which Mr. Berrie is the grantor and a trustee who shares voting and dispositive power as to the shares held by such trust, and (c) 150 shares held of record by Mr. Berrie as custodian for one of his daughters. Does not include shares of Common Stock held beneficially and of record by The Russell Berrie Foundation (148,200 shares). Mr. Russell Berrie is a trustee of the Foundation.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation for the years ended December 1993, 1992 and 1991 paid to or accrued for the benefit of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL
                                            COMPENSATION(1)       LONG-TERM COMPENSATION
                                          -------------------   ---------------------------     ALL
                                                                 RESTRICTED                    OTHER
                                                                   STOCK         OPTIONS/     COMPEN-
   NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     AWARDS(S)(2)   SARS(SHARES)   SATION(3)
- ---------------------------------- ----   --------   --------   ------------   ------------   --------
Russell Berrie, .................. 1993   $400,000   $136,820          -0-           -0-      $497,844
Chairman of the Board and          1992    350,000    607,518          -0-           -0-       497,545
  Chief Executive Officer          1991    350,000    224,458          -0-           -0-       510,521

A. Curts Cooke, .................. 1993    263,520    132,612     $140,547         3,978        43,017
President and Chief                1992    244,000    166,692      130,125         5,205        39,054
  Operating Officer                1991    232,000    120,462      123,726         6,455        63,150

Jimmy Hsu, Senior................. 1993    210,000    105,678      112,010         3,170        42,972
Vice President --                  1992    190,000    123,654      101,325         4,053        39,013
  Product Development              1991    170,000     88,269       90,663         4,730        63,068
  and Far East Operations

James A. Madonna, Jr., ........... 1993    200,000    100,646      106,674         3,018        56,708
Senior Vice President --           1992    190,000    123,654      101,325         4,053        51,703
  Marketing and Sales(4)           1991    186,000     96,577       99,188         5,175        88,213

Barker T. Torrey, Jr., ........... 1993    182,000     91,588          -0-         4,121        98,656
Senior Vice President --           1992    171,600    104,100          -0-         5,490        93,381
  Operations                       1991    165,000     85,673          -0-         6,887       170,974

- ---------------
(1) Certain other annual compensation received by the named executive officers has been omitted from this table since the aggregate amount of such compensation is lower than the lesser of $50,000 or 10 percent of total annual salary and bonus for each named executive officer. All salary and bonus payments are reported for the year in which they are earned.

(2) Value is calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. 76,774 shares of restricted stock were held by the named executive officers on December 31, 1993 with an aggregate value as of such date of $1,170,807 (calculated by multiplying the number of shares held by the closing price of the Common Stock on the New York Stock Exchange on December 31, 1993, the last day of the Company's last completed fiscal year). At December 31, 1993, the value of Mr. Cooke's holdings was $453,125, Mr. Hsu's was $350,781 and Mr. Madonna's was $366,901. The number of shares of restricted stock awarded in 1993 to Messrs. Cooke, Hsu and Madonna is 7,954, 6,339 and 6,037, respectively; in 1992, 10,410, 8,106 and 8,106, respectively; in 1991, 12,910, 9,460 and 10,350 respectively. Restricted Stock awards vest over five years at 20 percent per year, provided the recipient remains in the employment of the Company. Dividends are paid on all outstanding restricted stock. Awards of restricted stock are customarily made on the first trading day of each calendar year. No grants of restricted stock have been made to any officer of the Company in 1994.

(3) Includes for Mr. Berrie $256,995 paid in 1993 for split dollar life insurance policies on the joint lives of Mr. Berrie and his spouse. The policies have been assigned to the Company to secure repayment of the premiums. Includes for all named executive officers retirement plan contributions and other allocations earned during the applicable year, which includes contributions by the Company to the retirement plan (which are proportional to compensation subject to Internal Revenue Service regulations), investment gains or losses and reallocation of forfeitures. Since the Company contributions to the retirement plan are not fixed, and because it is impossible to calculate future income and forfeitures, it is not currently possible to calculate an individual participant's retirement benefits.

(4) James A. Madonna, Jr. resigned from his position as Senior Vice
    President -- Marketing and Sales of the Company on February 25, 1994. Mr. Madonna resigned from the Board of Directors of the Company in December, 1993. As a result of his resignation, all non-vested restricted stock awards and outstanding options were forfeited.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     The Company has an employment arrangement with Russell Berrie providing for compensation in 1994 at the annual rate of $350,000 plus 1% of the Company's net income after income taxes ("Incentive Compensation"). During 1993, Mr. Berrie received annual compensation of $400,000 plus the Incentive Compensation. Pursuant to Mr. Berrie's compensation arrangement with the Company, the Company pays the cost of certain split dollar life insurance policies insuring the joint lives of Mr. Berrie and his spouse. The policies have been assigned to the Company to secure repayment of the premiums. (See also "Compensation Committee Report" and "Certain Transactions".)

     The Company has an agreement with A. Curts Cooke, President and Chief Operating Officer of the Company, which provides that in the event of a change of control of the Company, he will be entitled to be employed at his then compensation level for a period of three years. (See also "Certain Transactions".) The Company had an agreement with James A. Madonna, Jr., which provided for his employment as Senior Vice President -- Marketing and Sales. Mr. Madonna resigned from that position on February 25, 1994.

                               1993 OPTION GRANTS

     The following table sets forth the options granted to the named officers in the Summary Compensation Table of the Company during the year ended December 31, 1993.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                            INDIVIDUAL GRANTS                               ANNUAL RATES OF
                                 ----------------------------------------                     STOCK PRICE
                                           PERCENT OF TOTAL                               APPRECIATION FOR 10
                                 OPTIONS   OPTIONS GRANTED    EXERCISE OR                  YEAR OPTION TERM
                                 GRANTED     TO EMPLOYEES     BASE PRICE    EXPIRATION   ---------------------
             NAME                (#)(1)     IN FISCAL YEAR     ($/SHARE)       DATE       5%($)       10%($)
- -------------------------------  -------   ----------------   -----------   ----------   --------    ---------
Russell Berrie.................     -0-           -0-               -0-          -0-          -0-          -0-
A. Curts Cooke.................   3,978          0.82           $ 17.67       1/4/03     $ 44,205    $ 112,026
Jimmy Hsu......................   3,170          0.65             17.67       1/4/03       35,227       89,272
James A. Madonna, Jr.(2).......   3,018          0.62             17.67       1/4/03       33,537       84,991
Barker T. Torrey, Jr...........   4,121          0.85             17.67       1/4/03       45,795      116,053

- ---------------
(1) All options granted vest and become exercisable one year from the date of grant. In any twelve month period, an option holder may exercise no more than the number of options received in the most recent grant plus one-third of the option holder's remaining exercisable options.

(2) Options granted to Mr. Madonna were cancelled as of the date of his resignation on February 25, 1994.

                  AGGREGATED OPTION/SAR EXERCISES IN 1993 AND
                           YEAR-END OPTION/SAR VALUES

     The following table sets forth option and SAR exercises during 1993 and year-end option and SAR values for the named officers in the Summary Compensation Table of the Company based upon the closing price of the Common Stock of the Company on the New York Stock Exchange on December 31, 1993 ($15.25).

                                                                                             VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                                     OPTIONS/SARS                OPTIONS/SARS
                           SHARES ACQUIRED        VALUE           AT FISCAL YEAR-END         AT FISCAL YEAR-END($)
           NAME            ON EXERCISE(#)    REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- -------------------------- ---------------   ---------------   -------------------------   -------------------------
Russell Berrie............        -0-                -0-                      -0-                           -0-
A. Curts Cooke............      9,622            $30,438                -0-/3,407                   -0-/$ 3,704
Jimmy Hsu.................      5,793             10,566               1,746/ 950                $1,746/    950
James A. Madonna,
  Jr.(2)..................      6,775             24,344                876/2,343                   876/  2,343
Barker T. Torrey, Jr......      8,107             23,513                 46/3,943                   119/ 10,173

- ---------------
(1) Value is calculated by determining the difference between the price of the Common Stock underlying the options or SARs on the New York Stock Exchange at the time of exercise and the exercise or base price of the options or SARs.

(2) Options granted to Mr. Madonna were cancelled as of the date of his resignation on February 25, 1994.

                              CERTAIN TRANSACTIONS

     Several warehouse, office and distribution facilities are leased to the Company by Russell Berrie, Chairman of the Board of the Company, or trusts for the benefit of members of his immediate family or by a partnership in which he and Murray Berrie, his brother, are both general partners. The Company believes that the terms of those leases are no less favorable to the Company than could have been obtained from an unaffiliated third party. The Company is also a guarantor under mortgage loan payments on the facilities in South Brunswick and Oakland, New Jersey. The aggregate amount outstanding on the loans as of December 31, 1993 was $8,455,000. The table below lists such facilities, the current rentals and the lease expiration dates.

                                                             ANNUAL             LEASE
                         FACILITY                          RENTAL(1)        EXPIRATION(2)
    ---------------------------------------------------    ----------     -----------------
    Petaluma, California...............................    $1,110,004     June 30, 2004
    Lakeland, Florida(3)...............................       274,861     February 28, 1998
    Oakland, New Jersey................................       399,350     April 1, 2004
    South Brunswick, New Jersey........................     2,506,598     May 31, 1999
                                                           ----------
         Total.........................................    $4,290,813
                                                           ----------
                                                           ----------

- ---------------
(1) Reflects base rental obligations. Does not include payments for real estate taxes and certain other items applicable to the premises. Base rentals are subject to periodic increases during the remainder of the term of certain of the leases. Under an amendment to the lease for Petaluma, California, the term has been extended to 2004 from 1997, and the annual base rent will be reduced from $1,375,008 to $845,000 on July 1, 1994. The annual rental shown above is for 1994.

(2) Not including renewal options, if any.

(3) This facility was closed in March, 1990 in connection with a restructuring undertaken by the Company and is currently subleased.
                            ------------------------

     As of March 1, 1994, Mr. Cooke, President, Chief Operating Officer and a Director, was indebted to the Company in the aggregate amount of $111,337, the highest outstanding balance of the loan since January 1, 1993. As of March 1, 1994, Mr. Hsu, Senior Vice President -- Product Development and Far East Operations and a Director, was indebted to the Company in the aggregate amount of $71,970, and the highest outstanding balance of the loan since January 1, 1993 was $98,733. The proceeds of these borrowings were used by Mr. Cooke and Mr. Hsu to pay for certain tax obligations resulting from the lapse of restrictions on shares of Common Stock awarded under the Company's Restricted Stock Plans. The Company lends to various officers who receive restricted shares of Common Stock under the Restricted Stock Plans amounts equal to the tax obligations incurred by such officers resulting from the lapse of restrictions on such shares. Under this arrangement in 1994, the indebtedness from the officer is represented by an agreement or promissory note providing for loans for a five-year period bearing interest at the Applicable Federal Rate as determined by the Internal Revenue Service. The principal amounts of and accrued interest on these loans are required to be paid upon the termination of the officer's employment with the Company or his disposition of the shares giving rise to the indebtedness. Prior to 1994, loans were interest-free for a five year period, and following that period, were subject to annual interest at a rate of one percent below the prime interest rate.

     The Company leases a warehouse and office facility located in Dayton, New Jersey from a partnership in which Charles Klatskin, a Director of the Company, is a general partner. This facility was closed in July, 1989, in connection with a restructuring undertaken by the Company. Since July, 1991, the Company has occupied some office and warehouse space in this building (currently approximately 31% of the building). The lease for this facility expires on October 31, 1997 (not including renewal options) and provides for annual base rental payments (not including payments for real estate taxes and certain other items) of $996,369. Mr. Klatskin and certain of his affiliated companies have been engaged as a real estate broker to assist with selling or arranging subleases for certain properties which the Company currently owns or leases and is not fully utilizing, including the facilities in Dayton, New Jersey, Marietta, Georgia and Lakeland, Florida and a facility formerly owned by the Company in Grand Prairie, Texas. During 1993, Mr. Klatskin and companies affiliated with Mr. Klatskin received from the Company, directly or indirectly, $18,121 for performing such activities. Mr. Klatskin and his affiliated companies continue to act in a real estate brokerage capacity for certain real estate properties of the Company, and the Company believes that the terms of the leases and the arrangements with Mr. Klatskin and his affiliated companies to arrange sales and subleases of certain of the Company's facilities are no less favorable to the Company than could have been obtained from an unaffiliated third party.

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and director's, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1993, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis except that Mr. Jimmy Hsu filed late one report on Form 4 covering the sale of shares of the Company's Common Stock.

                                 OTHER MATTERS

     The Board of Directors knows of no business to be presented at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, the holders of the proxies intend to vote the proxies in accordance with their best judgment on such matters.

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Coopers & Lybrand to be the Company's independent accountants for 1994. It is expected that representatives of Coopers & Lybrand will be present at the meeting to respond to appropriate questions and, if they so desire, to make a statement.

                               VOTING PROCEDURES

     Election of Directors: Directors are elected by a plurality of the votes cast at the annual meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

     Other Matters: The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting for a particular matter is required for the matter to be deemed an act of the shareholders. Shares electing to abstain are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, abstentions have the same effect as votes against the matter. In the event of broker non-votes, shares are not considered present at the meeting for the particular matter as to which the broker withheld authority. Broker non-votes are not counted in respect of the matter, but have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

                             SHAREHOLDER PROPOSALS

     In order to be included in the proxy statement and form of proxy relating to the 1995 Annual Meeting of Shareholders, proposals of shareholders intended to be presented at such meeting must be received by the Company on or before November 14, 1994. Any such proposals should be submitted in writing to:
Secretary, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436.

                                          By Order of the Board of Directors

                                                         ARNOLD S. BLOOM
                                                      Secretary

Oakland, New Jersey
March 15, 1994

                                    PROXY

                        RUSS BERRIE AND COMPANY, INC.
                               111 BAUER DRIVE
                          OAKLAND, NEW JERSEY 07436

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Russell Berrie, A. Curts Cooke and Jimmy Hsu, and each of them severally, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Russ Berrie and Company, Inc. held of record by the undersigned on March 9, 1994, at the Annual Meeting of Shareholders to be held on April 25, 1994 and any adjournment thereof.

Election of Directors. Nominees:                  (Change of Address/Comments)
Raphael Benaroya, Russell Berrie,                  __________________________
Arthur D. Charpentier, A. Curts Cooke,             __________________________
Jimmy Hsu, Charles Klatskin, Joseph Kling,         __________________________
William A. Landman, Sidney Slauson                 __________________________
and Bernard H. Tenenbaum.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

A VOTE FOR PROPOSAL 1 IS RECOMMENDED.                      SEE REVERSE SIDE.

Your vote for the election of Directors may be indicated on the reverse.

/X/  PLEASE MARK YOUR                                                  0000
     VOTES AS IN THIS
     EXAMPLE.

1. ELECTION OF DIRECTORS TO SERVE UNTIL THE 1995 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS SHALL HAVE BEEN ELECTED AND QUALIFIED.

   FOR nominees listed on                  WITHHOLD AUTHORITY
   the front of this card             to vote for all nominees listed
  (except as marked to the              on the front of the card.
    contrary below).

           / /                                    / /

(INSTRUCTION: To withhold authority to vote for any individual nominees, check the box marked "FOR" above and write that nominee's name on the line provided.)

______________________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



Please sign exactly as name appears on the other side. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your name and indicate full title as such. If a corporation, an authorized officer should sign his name and indicate his title. If a partnership, please sign in partnership name by authorized person.

___________________________     Date:____________________
      Signature


___________________________     Date:____________________
Signature if held jointly